The Simply Good Foods Company Reports First Quarter 2018 Financial Results
Denver, CO, January 9, 2018 - The Simply Good Foods Company (NASDAQ: SMPL, SMPL.W) (“Simply Good Foods,” or the “Company”), a developer, marketer and seller of branded nutritional foods and snacking products, today reported financial results for the 13 week first quarter ended November 25, 2017.
“We are off to a solid start for fiscal year 2018 as we benefited from increased sales volume and gross margin expansion resulting in solid profit growth,” commented Joseph E. Scalzo, President and Chief Executive Officer of Simply Good Foods. “We are particularly pleased with our strong retail performance for the thirteen weeks ended November 25, 2017, which grew 5.5% in the U.S. despite a very difficult comparison in the same period a year ago. We remain confident in our business growth opportunities moving forward and our ability to execute against our four strategic growth initiatives to create value for our shareholders.”
Results for the Successor Period for the Thirteen Weeks Ended November 25, 2017, and Predecessor Period for the Thirteen Weeks Ended November 26, 2016(1)

•	Successor net sales were $106.6 million and Predecessor net sales were $99.8 million

•	Successor net income was $10.2 million and Predecessor net income was $6.8 million
In order to present comparable financial information, the Company has also presented supplemental unaudited pro forma financial information for the thirteen weeks ended November 26, 2016, giving effect to the business combination (the “Business Combination”) with Conyers Park Acquisition Corp. (“Conyers Park”) and NCP-ATK Holdings, Inc. (“Atkins”) as if it had occurred on August 28, 2016. All references in this press release to results for the first quarter ended November 26, 2016, refer to such unaudited pro forma results. The Company believes this pro forma information provides helpful supplemental information with respect to the performance of Simply Good Foods, and particularly the Atkins business, during this period.
First Quarter 2018 Financial Highlights vs. First Quarter 2017 Pro-Forma

•	Net sales increased 6.8%, or $6.8 million, to $106.6 million

•	Gross profit margin of 49.5%, an increase of 70 basis points

•	Net income increased 11.7% to $10.2 million, an increase of $1.1 million

•	Earnings per diluted share (“EPS”) of $0.14, an increase of $0.01 per fully diluted share

•	Adjusted EBITDA(2) increased 6.6%, to $23.7 million.
(All comparisons above are with respect to the Predecessor's thirteen week pro forma first fiscal quarter ended November 26, 2016)

________________________________________
(1) On July 7, 2017, the Company completed the Business Combination between Atkins and Conyers Park, and as a result of the Business Combination, both Conyers Park and Atkins became wholly-owned subsidiaries of Simply Good Foods. Pursuant to GAAP and SEC requirements and the application of acquisition accounting, the Company's consolidated financial results are presented: (i) as of and for the thirteen weeks ended November 25, 2017 (Successor); and (ii) as of and for the thirteen weeks ended November 26, 2016 (Predecessor). All references to “Successor” refers to Simply Good Foods, and all references to “Predecessor” refers to Atkins prior to the Business Combination.
(2) Adjusted EBITDA is a non-GAAP financial measure. Please refer to “Non-GAAP Financial Measure and Related Information” and “Reconciliation of Adjusted EBITDA” in this press release for an explanation and reconciliations of this non-GAAP financial measure.

First Quarter 2018 Financial Results vs. First Quarter 2017 Pro-Forma
Net sales increased $6.8 million, or 6.8%, to $106.6 million driven by organic sales growth of 4.0%, and the acquisition of Wellness Foods, Inc., and its Simply Protein brand, which added a 2.8% increase to net sales.
Gross profit was $52.8 million for the first quarter of 2018, an increase of $4.0 million or 8.3%. Gross profit margin was 49.5% compared to 48.8% for the pro forma thirteen weeks ended November 26, 2016 driven primarily by favorable product mix and a reduction in input costs.
Net income increased $1.1 million, or 11.7%, to $10.2 million. The increase was primarily driven by the gross profit improvement, partially offset by a 7.0% increase in marketing spend and a 17.5% increase in general and administrative expenses as a result of public company costs and the addition of Wellness Foods.
Adjusted EBITDA, a non-GAAP financial measure used by the Company that makes certain adjustments to net income calculated under GAAP, increased 6.6% to $23.7 million.
(All comparisons above are with respect to the Predecessor's thirteen week pro forma first fiscal quarter ended November 26, 2016)
Balance Sheet and Cash Flow
As of November 25, 2017, the Company had cash and cash equivalents of $62.9 million and a $200.0 million term loan outstanding, resulting in a trailing twelve month pro forma combined Net Debt to Adjusted EBITDA ratio of 1.9x. The Company also has a $75.0 million revolving line of credit available for borrowing which is not currently being utilized, with no borrowings outstanding as of November 25, 2017.
Tax Cuts and Jobs Act
On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act into law. The change in the tax law will be partially effective in the current 2018 fiscal year and fully effective in the 2019 fiscal year. The primary impacts to the Company include repeal of the alternative minimum tax regime, decrease of the corporate income tax rate structure, and net operating loss limitations.  These changes will have a material impact to the value of deferred tax assets and liabilities, the value of the Company’s TRA, and the Company’s future taxable income and effective tax rate.
Additionally, we currently anticipate the enacted changes in the corporate tax rate and calculation of taxable income will have a favorable effect on our financial condition, profitability, and/or cash flows. The Company is analyzing the Tax Cuts and Jobs Act with its professional advisers. Until such analysis is complete, the full impact of the new tax law on the Company in future periods is uncertain, and no assurances can be made by the Company on any potential impacts.
Outlook
Simply Good Foods reaffirms its outlook for fiscal year 2018. The Company continues to expect net sales growth to be consistent with its previously stated long-term growth algorithm of 4% to 6% and Adjusted EBITDA growth at a slightly higher rate than net sales, including the impact of an incremental $2.0 million of public company expenses.

Conference Call and Webcast Information
The Company will host a conference call with members of the executive management team to discuss these results today, Tuesday, January 9, 2018 at 6:30 a.m. Mountain time (8:30 a.m. Eastern time). Investors interested in participating in the live call can dial 877-407-0792 from the U.S and International callers can dial 201-689-8263.
In addition, the call and supplementary presentation slides will be broadcast live over the Internet hosted at the “Investor Relations” section of the Company's website at http://www.thesimplygoodfoodscompany.com. The webcast will be archived for 30 days. A telephone replay will be available approximately two hours after the call concludes and will be available through Tuesday, January 23, 2018, by dialing 844-512-2921 from the U.S., or 412-317-6671 from international locations, and entering confirmation code 13674725.
About The Simply Good Foods Company
The Simply Good Foods Company, is the company created by the business combination of Conyers Park Acquisition Corp., with executive founders Jim Kilts and Dave West, long-time business leaders in the consumer products sector, and NCP-ATK Holdings, Inc. Today, our highly-focused product portfolio consists primarily of nutrition bars, ready-to-drink shakes, snacks and confectionery products marketed under the Atkins®, SimplyProtein®, Atkins Endulge®, and Atkins Harvest Trail brand names. Simply Good Foods will look to expand its platform through investment opportunities in the snacking space and broader food category. Over time, Simply Good Foods aspires to become a portfolio of brands that bring simple goodness, happiness and positive experiences to consumers and their families. For more information, please visit https://www.thesimplygoodfoodscompany.com.

Forward Looking Statements
Certain statements made herein are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by or include words such as “will”, “believe”, “expand”, “anticipate”, “expect” or the negative or other variations thereof and other similar words, phrases or expressions. These forward-looking statements include statements regarding future plans for the Company, the estimated or anticipated future results and benefits of the Company’s future plans and operations, future opportunities for the Company, and other statements that are not historical facts. These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: changes in the business environment in which the Company operates including general financial, economic, regulatory and political conditions affecting the industry in which the Company operates; changes in consumer preferences and purchasing habits; the availability of or competition for other brands, assets or other opportunities for investment by the Company or to expand the Company’s business; changes in taxes, governmental laws, and regulations; competitive product and pricing activity; difficulties of managing growth profitably; the loss of one or more members of Company’s management teams; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission from time to time. In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication.

Non-GAAP Financial Measure and Related Information
This communication includes Adjusted EBITDA, a financial measure that is not prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company defines Adjusted EBITDA as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness, restructuring costs, management fees, transactional exchange impact, changes in fair value contingent consideration adjustments, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation. The Company's management believes that this non-GAAP measure of financial results provides useful information to management and investors regarding certain financial and business trends relating to the Company's financial condition and results of operations. You should review the reconciliation of the Company's non-GAAP financial measures to the comparable GAAP financial measures which are included in this press release, and not rely on any single financial measure to evaluate Atkins’ business.
Investor Contacts
Katie Turner/ Rachel Perkins
ICR
646-277-1228
Katie.turner@icrinc.com
Rachel.perkins@icrinc.com

The Simply Good Foods Company, and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share data)

	November 25, 2017	August 26, 2017
	(Successor)	(Successor)
Assets
Current assets:
Cash and cash equivalents	$62,875	$56,501
Accounts receivable, net	43,583	37,181
Inventories	31,665	29,062
Prepaid expenses	3,338	2,904
Other current assets	8,918	8,263
Total current assets	150,379	133,911

Long-term assets:
Property and equipment, net	2,457	2,105
Intangible assets, net	317,522	319,148
Goodwill	466,787	465,030
Other long-term assets	2,294	2,294
Total assets	$939,439	$922,488

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$17,455	$14,859
Accrued interest	531	561
Accrued expenses and other current liabilities	14,524	15,042
Current portion of TRA liability	2,611	2,548
Current maturities of long-term debt	711	234
Total current liabilities	35,832	33,244

Long-term liabilities:
Long-term debt, less current maturities	191,701	191,856
Long-term portion of TRA liability	23,706	23,127
Deferred income taxes	78,680	75,559
Total liabilities	329,919	323,786
See commitments and contingencies (Note 8)

Stockholders' equity:
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 600,000,000 shares authorized, 70,582,573 and 70,562,477 issued and outstanding, respectively	706	706
Additional paid-in-capital	611,437	610,138
Accumulated deficit	(1,943)	(12,161)
Accumulated other comprehensive (loss) income	(680)	19
Total stockholders' equity	609,520	598,702
Total liabilities and stockholders' equity	$939,439	$922,488

The Simply Good Foods Company, and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Income
(Unaudited)
(Dollars in thousands, except share data)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	November 25, 2017	November 26, 2016
	(Successor)	(Predecessor)
Net sales	$106,587	$99,803
Cost of goods sold	53,830	51,091
Gross profit	52,757	48,712

Operating Expenses:
Distribution	4,817	4,369
Selling	3,903	4,293
Marketing	9,850	9,206
General and administrative	12,079	9,931
Depreciation and amortization	1,934	2,453
Change in fair value of contingent consideration - TRA liability	642	—
Other expense	246	—
Total operating expenses	33,471	30,252

Income from operations	19,286	18,460

Other income (expense):
Change in warrant liabilities	—	722
Interest expense	(3,019)	(7,063)
Gain (loss) on foreign currency transactions	355	(610)
Other income (expense)	86	177
Total other expense	(2,578)	(6,774)

Income before income taxes	16,708	11,686
Income tax expense	6,490	4,899
Net income	$10,218	$6,787

Other comprehensive income:
Foreign currency translation adjustments	(699)	303
Comprehensive income	$9,519	$7,090

Earnings per share from net income:
Basic	$0.14
Diluted	$0.14
Weighted average shares outstanding:
Basic	70,571,008
Diluted	71,240,590

The Simply Good Foods Company, and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(Dollars in thousands)

	Thirteen Weeks Ended	Thirteen Weeks Ended
	November 25, 2017	November 26, 2016
	(Successor)	(Predecessor)
Operating activities
Net income	$10,218	$6,787
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,934	2,453
Amortization of deferred financing costs and debt discount	322	491
Stock compensation expense	1,068	526
Change in warrant liabilities	—	(722)
Change in fair value of contingent consideration - TRA liability	642	—
Unrealized (gain) loss on foreign currency transactions	(355)	610
Deferred income taxes	3,125	4,712
Changes in operating assets and liabilities:
Accounts receivable, net	(6,985)	6,910
Inventories	(2,688)	3,908
Prepaid expenses	(375)	(815)
Other current assets	53	(3,692)
Accounts payable	2,627	(7,143)
Accrued interest	(30)	205
Accrued expenses and other current liabilities	(767)	(5,628)
Other	44	33
Net cash provided by operating activities	8,833	8,635
Investing activities
Purchases of property and equipment	(661)	(41)
Acquisition of business, net of cash acquired	(1,757)	—
Cash withdrawn from trust account	—	—
Net cash used in investing activities	(2,418)	(41)
Financing activities
Proceeds from option exercises	—	109
Net cash provided by financing activities	—	109
Cash and cash equivalents
Net increase (decrease) in cash	6,415	8,703
Effect of exchange rate on cash	(41)	(205)

Cash at beginning of period	56,501	78,492
Cash and cash equivalents at end of period	$62,875	$86,990

Supplemental Unaudited Pro Forma Combined Thirteen Week Period Ended November 26, 2016

The following unaudited pro forma financial information has been prepared from the perspective of Atkins and its thirteen week quarter ended November 26, 2016. The unaudited pro forma income statement presents the historical consolidated statement of operations of Atkins for the thirteen weeks ended November 26, 2016, giving effect to the Business Combination as if it had occurred on August 28, 2016.

The unaudited pro forma financial statements give effect to the Business Combination in accordance with the acquisition method of accounting for business combinations. The historical financial information has been adjusted to give pro forma effect to events that are related and/or directly attributable to the Business Combination, are factually supportable and are expected to have a continuing impact on the results of the combined company. The adjustments presented on the unaudited pro forma financial statements have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company upon consummation of the Business Combination.

The unaudited pro forma financial information is for illustrative purposes only. The financial results may have been different if the Business Combination actually been completed sooner. You should not rely on the unaudited pro forma financial information as being indicative of the historical results that would have been achieved if the Business Combination been completed as of the beginning of fiscal 2017.

Pro Forma Condensed Statement of Operations
For the pro forma combined 13-week period ended November 26, 2016
(Unaudited)
(In thousands)

	Unaudited Historical (i)			Pro Forma
	(Predecessor)			Unaudited
	Thirteen Weeks Ended	Pro Forma Adjustments		Thirteen Weeks Ended
(In thousands)	November 26, 2016			November 26, 2016
Net sales	$99,803	$—		$99,803
Cost of goods sold	51,091	—		51,091
Gross profit	48,712	—		48,712

Operating Expenses:
Distribution	4,369	—		4,369
Selling	4,293	—		4,293
Marketing	9,206	—		9,206
General and administrative	9,931	346	ii	10,277
Depreciation and amortization	2,453	(561)	iii	1,892
Other expense	—	—		—
Total operating expenses	30,252	(215)		30,037

Income from operations	18,460	215		18,675

Other income (expense):
Change in warrant liabilities	722	(722)	iv	—
Interest expense	(7,063)	3,965	v	(3,098)
Gain (loss) on foreign currency transactions	(610)	—		(610)
Other income	177	—		177
Total other expense	(6,774)	3,243		(3,531)

Income before income taxes	11,686	3,458		15,144
Income tax expense	4,899	1,098	vi	5,997
Net income	$6,787	$2,360		$9,147

Other Financial Data (Unaudited):
Adjusted EBITDA (ix)	$22,251			$22,251

i. The amounts presented represent the Predecessor’s historical GAAP results of operations.
ii. The adjustment represents the incremental stock based compensation expense under the new Simply Good Foods omnibus incentive plan.
iii. The adjustment reflects the difference in the intangible asset amortization expense associated with the allocation of purchase price to intangible assets due to the Business Combination. The amortization expense decreased as more indefinite lived intangible assets were identified for the successor entity than the predecessor entity. The amount of amortizable intangible assets identified in the Business Combination decreased from $125.8 million to $88.0 million.

iv. The Simply Good Foods warrants are not liabilities and are accounted for as equity warrants. To make the periods comparable the adjustment represents the corresponding reversal of the predecessor fair value adjustment of expense.

v. The adjustment represents the expected interest expense associated with the new term loan and revolving debt facilities of Simply Good Foods. The predecessor entity had $337.2 million outstanding as of August 27, 2016 while the successor entity had $200.0 million outstanding. The long-term debt of the predecessor entity accrued interest at 6.25% on the first lien and 9.75% on the second lien while the successor debt accrues interest at 3 month LIBOR and 4%. The significant reduction in outstanding principal, and lower interest rates, drive significant expense savings.

vi. Represents the effective income tax rate of 39.6%
ix. Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation to its most directly comparable GAAP measure, see “Reconciliation of Adjusted EBITDA” within this section.

Comparison of Unaudited Results for the Thirteen Week period Ended November 25, 2017 and the Supplemental Pro Forma Thirteen Week Period Ended November 26, 2016
For comparative purposes, we are presenting an unaudited statement of operations for the thirteen week period ended November 25, 2017, compared to unaudited supplemental pro forma statement of operations for the thirteen week period ended November 26, 2016. The following table presents, for the periods indicated, selected information from our supplemented unaudited pro forma condensed consolidated financial results, including information presented as a percentage of net sales:

	Historical		Pro Forma
	Successor		Predecessor
	unaudited		unaudited
	13-weeks ended		13-weeks ended
(Dollars in thousands, except share data)	November 25, 2017	% of sales	November 26, 2016	% of sales
Net sales	$106,587	100.0%	$99,803	100.0%
Cost of goods sold	53,830	50.5%	51,091	51.2%
Gross profit	52,757	49.5%	48,712	48.8%

Operating Expenses:
Distribution	4,817	4.5%	4,369	4.4%
Selling	3,903	3.7%	4,293	4.3%
Marketing	9,850	9.2%	9,206	9.2%
General and administrative	12,079	11.3%	10,277	10.3%
Depreciation and amortization	1,934	1.8%	1,892	1.9%
Change in fair value of contingent consideration - TRA liability	642	0.6%	—	—%
Other Expense	246	0.2%	—	—%
Total operating expenses	33,471	31.4%	30,037	30.1%

Income from operations	19,286	18.7%	18,675	18.7%

Other income (expense):
Changes in warrant liabilities	—	—%	—	—%
Interest expense	(3,019)	(2.8)%	(3,098)	(3.1)%
Gain (loss) on foreign currency transactions	355	0.3%	(610)	(0.6)%
Other income	86	0.1%	177	0.2%
Total other expense	(2,578)	(2.4)%	(3,531)	(3.5)%

Income before income taxes	16,708	15.7%	15,144	15.2%
Income tax expense	6,490	6.1%	5,997	6.0%
Net income	$10,218	9.6%	$9,147	9.2%

Earnings per share from net income:
Basic	$0.14		$0.13
Diluted	$0.14		$0.13
Weighted average shares outstanding:
Basic	70,571,008		70,571,008
Diluted	71,240,590		71,240,590

Reconciliation of Adjusted EBITDA
Adjusted EBITDA is a non-GAAP financial measure commonly used in our industry and should not be construed as an alternative to net income as an indicator of operating performance or as an alternative to cash flow provided by operating activities as a measure of liquidity (each as determined in accordance with GAAP). Simply Good Foods defines Adjusted EBITDA (earnings before interest, tax, depreciation, and amortization) as net income (loss) before interest expense, income tax expense, depreciation and amortization with further adjustments to exclude the following items: stock-based compensation and warrant expense, transaction costs and IPO readiness costs, restructuring costs, management fees, transactional exchange impact, change in fair value of contingent consideration - TRA liability, and other non-core expenses. The Company believes that the inclusion of these supplementary adjustments in presenting Adjusted EBITDA are appropriate to provide additional information to investors and reflects more accurately operating results of the on-going operations. Adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in calculation.
The unaudited tables below provides a reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, which is net income, for the thirteen week periods ending November 25, 2017 (Successor), November 26, 2016 (Predecessor), and pro forma period ended November 26, 2016.

Adjusted EBITDA Reconciliation: (in thousands)	Thirteen Weeks Ended	Thirteen Weeks Ended	Thirteen Weeks Ended
	November 25, 2017	November 26, 2016	November 26, 2016
	(Successor)	(Predecessor)	(Pro Forma)
Net income	$10,218	$6,787	$9,147
Interest	3,019	7,063	3,098
Taxes	6,490	4,899	5,997
Depreciation/Amortization	1,934	2,453	1,892
EBITDA	21,661	21,202	20,134
Stock Option and Warrant Expense	1,068	(196)	872
Transaction Fees / IPO Readiness	—	8	8
Restructuring	246	—	—
Roark Management Fee	—	430	430
Frozen Licensing Media	63	—	—
Non-core legal costs	376	183	183
Change in fair value of contingent consideration - TRA liability	642	—	—
Other (1)	(346)	624	624
Adjusted EBITDA	$23,710	$22,251	$22,251
_____________________ Other items consist principally of exchange impact of foreign currency transactions as well as minor impacts of channel inventory returns